Exhibit 99.1

8/20/2014
• • •
Richard Cabo
Worldwide Beverage Imports, LLC.
4101 Whiteside Street
Los Angeles, CA 90063

Timothy J. Owens
Drinks Americas Holdings, Ltd.
25 W. Easy Street #306
Simi Valley, CA 93065

Dear Mr. Owens,

On behalf of Worldwide Beverage Imports, LLC. (“WBI”), I would like to accept the offer proposed by you as CEO of Drinks Americas Holdings, Ltd. (“DKAM”) in our phone call of August 6, 2014. It is my understanding that in return for the forgiveness of $100,000 of the $535,000 in debt currently owed by your company to WBI (See attached unpaid invoices), DKAM will issue to WBI at least 10,000 shares of newly designated preferred stock which will hold voting rights equal to 230,000 votes per share.

When we are informed of the acceptance of this amendment, we will mark $100,000 in outstanding debt as paid in full, and will be happy to provide any documentation you may require to that effect. Thank you for your continued custom, and we look forward to working with you in the future.

Sincerely,

/s/ Richard Cabo
Richard Cabo
 Managing Member
Worldwide Beverage Imports, LLC..